Exhibit 21

SUBSIDIARIES

OF

CHESAPEAKE ENERGY CORPORATION

Oklahoma Corporation

Corporations	State of Organization
Chesapeake Eagle Canada Corp.	New Brunswick
Chesapeake Energy Louisiana Corporation	Oklahoma
Chesapeake Energy Marketing, Inc.	Oklahoma
Chesapeake Operating, Inc.	Oklahoma
Chesapeake South Texas Corp.	Oklahoma
Columbia Natural Resources Canada, Ltd.	Alberta
Hallwood SWD, Inc.	Delaware
Hodges Holding Company, Inc.	Oklahoma
Hodges Oilfield Company	Oklahoma
Hodges Trucking Company	Oklahoma
Nomac Drilling Corporation	Oklahoma
Nomac 100 Corp.	Oklahoma
Oxley Petroleum Co.	Oklahoma
W. W. Realty, Inc.	Oklahoma

Limited Liability Companies	State of Formation
Carmen Acquisition, L.L.C.	Oklahoma
Chesapeake Acquisition, L.L.C.	Oklahoma
Chesapeake Appalachia, L.L.C.	Oklahoma
Chesapeake Land Company, L.L.C.	Oklahoma
Chesapeake ORC, L.L.C.	Oklahoma
Chesapeake Royalty, L.L.C.	Oklahoma
Gothic Production, L.L.C.	Oklahoma
Hawg Hauling & Disposal, LLC	Delaware
MC Mineral Company, L.L.C.	Oklahoma
Mayfield Processing, L.L.C.	Oklahoma

Partnerships
Chesapeake Exploration Limited Partnership	Oklahoma
Chesapeake Louisiana, L.P.	Oklahoma
Chesapeake Sigma, L.P.	Oklahoma
MidCon Compression, L.P.	Oklahoma